Exhibit 99.1
SOURCEFIRE ANNOUNCES ACQUISITION OF IMMUNET
Expands Cloud-based Security Infrastructure
Columbia, MD — January 5, 2011 — Sourcefire, Inc. (Nasdaq: FIRE), the creator of Snort® and a leader in intelligent cybersecurity solutions, today announced the acquisition of Immunet, a leading provider of advanced cloud-based anti-malware technologies. The acquisition expands Sourcefire’s security solutions portfolio — adding an advanced cloud platform for delivery of malware protection — and extending the company’s real-time detection and prevention leadership to the cloud.
Immunet combines the collective intelligence of a growing user community, the speed of cloud computing, advanced data mining, and machine learning technologies to provide a groundbreaking approach to cybersecurity. This acquisition immediately enables Sourcefire to provide endpoint protection from client-side attacks and Advanced Persistent Threats (APT). The cloud-based platform also enables innovative approaches to reputation services, data loss prevention and forensics. Combined with Sourcefire’s next generation network intrusion prevention system (IPS), customers get the most comprehensive protection against today’s threats from cloud to core.
“Immunet is a disruptive innovator in delivering cloud-based security solutions with over 750,000 users in 192 countries,” said John Burris, CEO of Sourcefire. “This acquisition enables Sourcefire to accelerate our cloud initiatives and provides significant value to customers by protecting them against advanced client-side attacks. Immunet’s technologies build upon Sourcefire’s reputation for providing customers with innovative solutions that protect them from the latest threats.”
Sourcefire will retain all fulltime Immunet personnel, including founders Oliver Friedrichs, Alfred Huger and Adam O’Donnell. Immunet employees will join Sourcefire within the Office of the CTO.
“Sourcefire is the perfect company to accelerate Immunet’s path to market,” said Oliver Friedrichs, Immunet Founder and CEO. “Sourcefire secures organizations and individuals worldwide with advanced network security technology. Adding an internet-scale, advanced cloud platform catapults Sourcefire into a leadership position in endpoint protection as well.”
The addition of Immunet further builds Sourcefire’s position as a leading provider of intelligent cybersecurity solutions, following its Next-Generation Intrusion Prevention System (NGIPS), Next-Generation Firewall (NGFW) and Razorback announcements in 2010.
Financial Overview of Transaction
The total acquisition price is $21 million in cash, which included $17 million paid at closing and $4 million expected to be paid over the next 18 months upon achievement of product delivery milestones related to the enterprise version of Immunet’s product.
Immunet has a subscription-based business model and is expected to grow bookings at a rapid pace in 2011, though its contribution to revenue is expected to be minimal over the same time period. With expenses being recognized on an as incurred basis, Sourcefire currently expects Immunet to be dilutive to 2011 adjusted net income per diluted share by approximately $0.10. Adjusted net income per share is a non-GAAP financial measure and excludes stock-based compensation expense and amortization of acquisition intangibles and assumes an effective tax rate of 35%. The acquisition is expected to be at least neutral to adjusted net income per diluted share in 2012 and accretive thereafter. Sourcefire plans to provide information on the expected impact on GAAP net income per diluted share after it has completed the valuation analysis related to the acquisition.
Conference Call and Webcast
On Wednesday, January 5, 2011 at 5:00 p.m. Eastern Time, Sourcefire will host a conference call to discuss the acquisition of Immunet, preliminary fourth quarter results and initial 2011 outlook. A listen-only web cast of the session and a presentation will be available at http://investor.sourcefire.com. Those wishing to participate in the live session should use the following numbers to dial in:
Calling from the United States or Canada: 800-510-9834
Calling from other countries: 617-614-3669
Pass code: 90680366
An online replay will be available at http://investor.sourcefire.com following the completion of the live call and will remain available for at least 90 days.
About Sourcefire
Sourcefire, Inc. (Nasdaq:FIRE), is a world leader in intelligent cybersecurity solutions. Sourcefire is transforming the way Global 2000 organizations and government agencies manage and minimize network security risks. Sourcefire’s IPS, Real-time Network Awareness and Real-time Adaptive Security solutions equip customers with an efficient and effective layered security defense — protecting network assets before, during and after an attack. Through the years, Sourcefire has been consistently recognized for its innovation and industry leadership by customers, media and industry analysts alike — with more than 50 awards and accolades. Today, the name Sourcefire has grown synonymous with innovation and network security intelligence. For more information about Sourcefire, please visit http://www.sourcefire.com.
SOURCEFIRE®, Sourcefire IPS™, SNORT®, RAZORBACK™, the Sourcefire logo, the Snort and Pig logo, SECURITY FOR THE REAL WORLD™, SOURCEFIRE DEFENSE CENTER®, SOURCEFIRE 3D®, RNA®, RUA®, DAEMONLOGGER™, CLAMAV® and certain other trademarks and logos are trademarks or registered trademarks of Sourcefire, Inc. in the United States and other countries. Other company, product and service names may be trademarks or service marks of others.
About Immunet
Immunet was founded in July 2008 by AntiVirus industry veterans to address a sweeping shift in the Internet threat landscape. Immunet utilizes the latest advances in computing, including cloud computing, collective intelligence, data mining and machine learning. Immunet Protect 2.0 is a free Cloud Antivirus download that provides real-time protection from over 14 million threats daily. www.immunet.com, follow Twitter @immunet or visit the Immunet Facebook Fan Page.
Cautionary Language Concerning Forward-Looking Statements
     The statements in this press release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Sourcefire, Inc. may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, the risks that we will not be able to successfully integrate the acquisition into our business or that we will not otherwise achieve the anticipated benefits of the transaction, and also include, without limitation, those risks and uncertainties described from time to time in the reports filed by Sourcefire, Inc. with the U.S. Securities and Exchange Commission. Sourcefire, Inc. undertakes no obligation to update any forward-looking statements.
Media Contacts

Tony Welz	Gena Fiegel
Principal	Director, Marketing Communications
Welz & Weisel Communications	Sourcefire, Inc.
703.218.3555 x226	443.430.7039
tony@w2comm.com	gfiegel@sourcefire.com
Investor Contact
Staci Mortenson
ICR, Inc
203-682-8273
Staci.mortenson@icrinc.com